Exhibit 5.1

Thomas A. Coll

+1 858 550 6013

collta@cooley.com

May 11, 2023

Regulus Therapeutics Inc.

4224 Campus Pointe Court, Suite 210

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion, as counsel to Regulus Therapeutics Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 16,698,236 shares of the Common Stock, $0.001 par value, of the Company on behalf of certain selling stockholders, including 2,615,536 currently outstanding shares of Common Stock (the “Shares”) and 14,082,700 shares of Common Stock issuable upon the conversion of 140,827 shares of Class A-5 Convertible Preferred Stock (the “Conversion Shares,” together with the Shares, the “Securities”). The Securities were issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of April 13, 2023, by and among the Company and the purchasers named therein (the “Securities Purchase Agreement”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and the Prospectus, (ii) the Company’s certificate of incorporation and bylaws, each as currently in effect, (iii) the Securities Purchase Agreement, and (iv) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable and (ii) the Conversion Shares, when issued upon conversion in accordance with the terms of the Company’s certificate of incorporation, will be validly issued, fully paid and nonassessable.

Cooley LLP  10265 Science Center Drive San Diego, CA  92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com

.

Regulus Therapeutics Inc.

May 11, 2023

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,
Cooley LLP

By:	/s/ Thomas A. Coll
Thomas A. Coll

Cooley LLP  10265 Science Center Drive  San Diego, CA  92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com